Exhibit 99.1

   MediCor Ltd. Appointments Two Members to Its Board of Directors

    LAS VEGAS--(BUSINESS WIRE)--Oct. 28, 2004--Las Vegas-based MediCor Ltd. (OTCBB:MDCR) announced today the appointment of Thomas Y. Hartley and Samuel Clay Rogers as independent directors. Additionally, Mr. Hartley has agreed to serve as Chairman of the Audit Committee and Mr. Rogers has agreed to serve as Chairman of the Compensation Committee. The Board of Directors has designated Mr. Hartley as the financial expert for the Audit Committee in accordance with the Sarbanes-Oxley Act and the rules promulgated thereunder.
    Mr. Hartley, a certified public accountant, has over 40 years of experience in public and private accounting, including having served 29 years with Deloitte Haskins & Sells (now Deloitte & Touche) as an area managing partner. Mr. Rogers has more than 50 years of extensive business experience, having served in various capacities, in both the United States military and private sector businesses.
    According to MediCor Ltd. Chairman of the Board Mr. Donald K. McGhan, "Mr. Hartley and Mr. Rogers bring both the breadth of knowledge and years of experience that MediCor needs to support our efforts to become the world leader in the area of aesthetic, plastic and reconstructive surgery. With the elevated role and heightened responsibility associated with serving on the board of a public company, MediCor's management is honored these two men have chosen to accept these board positions."

    About MediCor Ltd.

    MediCor acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products. Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor's strategy is to be the leading integrator of selected international medical device markets, technologies and corporations. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

    CONTACT: MediCor Ltd., Las Vegas
             Marc S. Sperberg, 702-932-4568